Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated as of October 13, 2024, between Arch Capital Group Ltd., a Bermuda corporation (the "Company"), and Nicolas Papadopoulo (the "Executive").

WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of September 19, 2017 (the “Agreement”);
WHEREAS, the Company and the Executive wish to amend the terms and conditions of the Agreement as set forth herein in order to effect an orderly transition of the leadership of the Company in connection with the Executive’s decision to retire in 2025;
    NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree to amend the Agreement as follows.
I.    The first sentence of SECTION 3.01 Positions and Duties is amended to read in its entirety as follows:
“Notwithstanding the foregoing, commencing on October 13, 2024, the Executive shall serve as Chief Executive Officer of the Company, reporting solely directly to the Board of Directors of the Company (the “Board”), and shall have such responsibilities, powers and duties as may from time to time be reasonably prescribed by the Board; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position historically at the Company and at comparable companies.”
II.    SECTION 3.01 is further amended by adding the following new sentence at the end thereof:
“The Executive shall be subject to, and comply in all material respects with, all Company policies covering the Executive, as in effect from time to time.”
III.    New SECTION 3.05 Company Board Seat is added to read in its entirety as follows:
“Upon the Executive’s elevation to Chief Executive Officer of the Company, the Executive will be concurrently appointed to the Board, and the Executive will be nominated for election to the Board at each of the following meetings of shareholders during the Employment Period (provided Notice of Termination has not been given hereunder by any party hereto).”

IV.    New Section 3.06 Indemnification; D&O Insurance is added to read in its entirety as follows:

“The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws, against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, including, without limitation, attorneys’ fees and disbursements and judgments, and the Company shall advance expenses in connection therewith, to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws. The Company shall cover the Executive as an insured under any contract of directors and officers liability insurance that is in effect from time to time covering members of the Board. The provisions of this Section 3.06 shall survive any expiration or termination of the Employment Period and continue in effect for so long as the Executive is subject to liability for any of the Executive’s acts and omissions to act occurring during his employment and service as a member of the Board.”

V.    SECTION 4.01. Base Salary is hereby amended, effective October 13, 2024, by deleting “$750,000” from the first sentence thereof and replacing it with “$1,300,000”.

VI.    SECTION 4.02 Bonuses is amended to read in its entirety as follows:

“In addition to the Base Salary, the Executive shall be eligible to participate in an annual bonus plan on terms set forth from time to time by the Board. For calendar years beginning after the date he becomes Chief Executive Officer of the Company, the Executive’s target annual bonus will be 200% of his Base Salary for the year. For the calendar year during which he becomes Chief Executive Officer of the Company, the Executive’s target annual bonus will be 185% of the amount of his Base Salary payable for the portion of the year prior to the date he becomes Chief Executive

Officer of the Company and 200% of the amount of his Base Salary payable for the portion of the year that he serves as Chief Executive Officer of the Company.

VII.    Clause (a) of SECTION 5.03 Termination for Good Reason or Without Cause is deleted and the following is inserted in place thereof:

“(a)(i) receive Base Salary through the Date of Termination, such amount to be paid in accordance with the regular payroll practices of the Company (except that, if applicable, any amount payable after the Executive's "separation from service" (within the meaning of Treas. Reg. Section 1.409A-l(h)) with the Company will be subject to Section 12.09 below), and (ii) receive an amount equal to his Base Salary for the number of months equal to the excess of twenty-four (24) over the number of months, if any, of Executive's Garden Leave, such amount to be paid in equal installments in accordance with the regular payroll practices of the Company from the Date of Termination through the six (6) month anniversary thereof (except that any amount otherwise payable after the Date of Termination and prior to the sixtieth (60th) day following the Date of Termination shall instead be paid on such sixtieth (60th) day, and, if applicable, any amount payable after the Executive's "separation from service" (within the meaning of Treas. Reg. Section 1.409A-l(h)) with the Company will be subject to Section 12.09 below);”

VIII.    The portion of subclause (b)(i) of Section 5.03 that currently reads “the Executive’s target annual bonus” shall be restated in its entirety to read “200% of the Executive’s target annual bonus”.

IX.    The portion of subclause (d)(i) of Section 5.03 that currently reads “six (6) months after the Date of Termination” shall be restated in its entirety to read “eighteen (18) months after the Date of Termination”.

X.    The subclause (i) of the last sentence of Section 5.03 shall be restated in its entirety to read “the Executive has entered into an irrevocable (except to the extent required by law, and to the extent required by law to be revocable, has not revoked) general release of claims, which, subject to Section 5.07 below, is reasonably satisfactory to the Company (but does not impose any post-termination restrictive covenant upon the Executive that he had not agreed to in writing prior to the Date of Termination;

"Release"), on or before the date that is fifty (50) days following the Date of Termination (but not prior to the Date of Termination), and”

XI.    SECTION 12.16 Arbitration is amended to read in its entirety as follows:

“Arbitration. Save for where the Company or its Affiliates choose to exercise their rights as described in Section 10.01, any dispute or difference arising out of or relating in any way whatsoever to this Agreement or the subject matter hereof shall be referred to and finally determined by arbitration (the "Arbitration"). The seat, or legal place, of the Arbitration shall be Bermuda. The Arbitration shall be conducted before a sole arbitrator appointed by agreement between the parties or, failing such agreement, by the Appointments’ Committee of the Chartered Institute of Arbitrators Bermuda Branch (the "Arbitrator"). Unless the parties agree otherwise, the Arbitration shall be conducted in accordance with the UNCITRAL rules in force at the time the Arbitration is commenced. The courts of Bermuda (as the supervisory courts of the Arbitration) shall have exclusive jurisdiction to hear and determine any application for relief in aid of the Arbitration (including any application for interim or conservatory measures prior to the appointment of the Arbitrator), except that either party may bring proceedings before any court or other judicial authority of competent jurisdiction for the purposes of enforcing any partial or final award rendered by the Arbitrator hereunder. Each party agrees that it shall maintain confidentiality in respect to the Arbitration (including any award or other decision rendered in such Arbitration), except as necessary in connection with a proceeding to enforce the Arbitrator's award or as otherwise required by law. The parties shall bear their respective costs (including attorney’s fees) and shall split the fee of the Arbitrator (50% paid by the Company and 50% by the Executive).”

    Except as amended by this Amendment, all other terms and conditions of the Agreement will remain in full force and effect in accordance with its terms. This Amendment will be governed by the laws of Bermuda without regard to principles of conflict of laws thereof. This Amendment may be executed in counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

ARCH CAPITAL GROUP LTD.

By:	/s/ Moira Kilcoyne
	Name:	Moira Kilcoyne
	Title:	Director

/s/ Nicolas Papadopoulo
Nicolas Papadopoulo

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